Exhibit (C)(3)

Strictly Private and Confidential

[GRAPHIC OMITTED]

Project Pyramid

Summary Board Materials

March 5, 2003

I.                 “Market Check” Process Overview

•                  On December 2, 2002, the Special Committee of Independent Directors of Pyramid (or the “Company”) retained Rothschild to conduct a “Market Check” for the Company after having received an indication of interest from The Riverside Company, a New York based private equity firm

•                  Rothschild worked with the Special Committee and its advisors to identify logical strategic and financial purchasers for Pyramid and created summary descriptive materials for distribution to them

•                  With the prior approval of the Special Committee, Rothschild contacted eighteen (18) potential purchasers of Pyramid

•                  Twelve (12) potential financial purchasers

•                  Six (6) potential strategic purchasers

•                  Rothschild distributed summary descriptive materials to eleven (11) of the potential purchasers (each of whom had signed a Confidentiality Agreement)

I.                 “Market Check” Process Overview

•                  Rothschild received preliminary indications of interest from seven (7) potential financial purchasers and no indications of interest from the contacted strategic purchasers

•                  Bidder A, Bidder B, Bidder C, Leonard Green & Partners, Bidder D, Bidder E and Bidder F [**]

•                  Based on preliminary indications of interest, the Board of Directors and their advisors chose seven (7) (including The Riverside Company) potential purchasers to continue to the second round of bidding

•                  Bidder A, Bidder B, Bidder C, Leonard Green & Partners, Bidder D, The Riverside Company and Bidder F [**]

•                  Bidder E [**] was notified that they were no longer in the process

[**]  The names of certain parties contained in this exhibit have been replaced with generic references.  Such names have been filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

I.                 “Market Check” Process Overview

•                  Rothschild and Pyramid Management offered the seven (7) potential financial purchasers the ability to attend the High School Division National Championships in Orlando, Fl (Disney World) on February 8th & 9th (five (5) of the purchasers came to Orlando)

•                  Management Presentations began in Phoenix on January 28th and continued through February 25th

•                  Data room visits were held at Rothschild offices from February 5th – 26th

•                  Rothschild notified the seven (7) potential purchasers that second round indications of interest were due February 26th at 12pm (EST)(1)

•                  Rothschild received seven (7) final, non-binding, indications of interest on February 26th (see attached schedules for details)

(1) The initial bid date of Monday, February 24th was extended due to inclement weather

1.               "Market Check" Process Overview

•                  Based on the 2nd round indications of interest received, four (4) potential purchasers were given the opportunity to further develop relationships and discuss employment terms with management

•                  This group includes Bidder C, Leonard Green & Partners, The Riverside Company and Bidder F [**] (“Tier 1 Bidders”)

•                  Tier 1 Bidders were chosen based on a number of considerations, principally valuation and certainty of closure and also, as required by all Tier 1 Bidders, the ability to work out acceptable arrangements with Pyramid management

•                  Post meetings with management, each Tier 1 potential purchaser was asked to reevaluate their prior proposal and put forth their “final and best” proposal for consideration by the Board of Directors of Pyramid

[**]  The names of certain parties contained in this exhibit have been replaced with generic references.  Such names have been filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

II.  Bidding Matrix

($ in Millions except per share amounts)

Tier 1
	Bidder C [**]	Leonard Green & Partners	The Riverside Company	Bidder F [**]

Diluted Price Per Share	$6.75	$6.85	$7.30	$6.75

Revised Diluted Price Per Share (Adjustment for Call Premium)	$6.53	$6.85	$7.08	$6.53

Exclusivity Required	30 days exclusivity	30 days exclusivity	30 days exclusivity	No

Management Equity Participation	Co-investment at per share purchase price (to be discussed with management)	1) 15% of Common Stock for $1.5m investment 2) Additional option plan for 3% of common stock (to be discussed with management)	Assumes a post closing continuing investment of $2.0 million by management (to be discussed with management)	Co-investment at per share purchase price (to be discussed with management)

Financing Condition	Yes	No (Financial Institution A [**] would provide a backup financing commitment)	Yes	Yes

Financing Proposals	Received term sheet from Financial Institution B [**] (senior secured and senior sub-debt)	N/A	Received letters from Antares Capital Corporation, Banc One, GE Capital, Madison Capital, Merrill Lynch Capital and National City Bank	Received letter from Financial Institution C [**]

[**]  The names of certain parties contained in this exhibit have been replaced with generic references.  Such names have been filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tier 2
	Bidder B [**]	Bidder A [**]	Bidder D [**]

Diluted Price Per Share	$6.75	$6.50	$5.75

Revised Diluted Price Per Share (Adjustment for Call Premium)	$6.53	$6.28	$5.53

Exclusivity Required	21 days exclusivity	No	Exclusivity (60-90 days to sign an agreement)

Management Equity Participation	(to be discussed with management)	Co-investment at per share purchase price (to be discussed with management)	(to be discussed with management)

Financing Condition	Yes	Yes	Yes

Financing Proposals	Received letter from Financial Institution I [**], have worked with Financial Institution J [**]	1) Received term sheet from Financial Institution B [**] 2) Received letters from Financial Institutions E, K and C [**]	N/A

[**]  The names of certain parties contained in this exhibit have been replaced with generic references.  Such names have been filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Bid Assessment (in alphabetical order)

($ in millions except per share amounts)

Bidder B [**]	Bidder A [**]	Bidder C [**]	Leonard Green & Partners	Bidder D [**]	The Riverside Company	Bidder F [**]
Pyramid Valuation Worksheet
2002 Reported EBITDA	$19.0	$19.0	$19.0	$19.0	$19.0	$19.0	$19.0
Plus:	Add backs and Adjustments, net	1.7	1.7	1.7	1.7	1.7	1.7	1.7
Total EBITDA	$20.7	$20.7	$20.7	$20.7	$20.7	$20.7	$20.7

Times:	EBITDA multiple	6.76	x	6.60	x	6.76	x	6.95	x	6.14	x	7.09	x	6.76	x

Enterprise Value	$139.7	$136.5	$139.7	$143.8	$127.0	$146.7	$139.7

Plus:	Cash Balance at 12/31/02	18.8	18.8	18.8	18.8	18.8	18.8	18.8

Proceeds from option exercise	7.3	7.3	7.3	7.3	7.3	7.3	7.3
Less:	Assumed "cost" of funding working capital	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)

Payment of January 2003 Interest on Senior Notes	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Subtotal	$158.9	$155.7	$158.9	$162.9	$146.2	$165.8	$158.9
Less:	Senior Notes Outstanding	66.0	66.0	66.0	66.0	66.0	66.0	66.0
Net Cash (before deal costs, etc.)	$92.8	$89.7	$92.8	$96.9	$80.2	$99.8	$92.8

Pyramid Share Price Calculation
Net Cash (before deal costs, etc.)	$92.8	$89.7	$92.8	$96.9	$80.2	$99.8	$92.8
Less:	Deal Fees, including legal, etc.	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Call Premium on the Senior Notes	(0.7)	(0.7)	(0.7)	(3.5)	(0.7)	(0.7)	(0.7)
Accrued Interest	(3.3)	(3.3)	(3.3)	(3.3)	(3.3)	(3.3)	(3.3)
Tail D&O Insurance	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
Employment Contracts	(1.4)	(1.4)	(1.4)	(1.4)	(1.4)	(1.4)	(1.4)
Cash For Shareholders	$85.5	$82.3	$85.5	$86.7	$72.8	$92.4	$85.5
Number of Shares	12.66	12.66	12.66	12.66	12.66	12.66	12.66
Diluted Price Per Share	$6.75	$6.50	$6.75	$6.85	$5.75	$7.30	$6.75

Revised Price Per Share	$6.53	$6.28	$6.53	$6.85	$5.53	$7.08	$6.53
(Adjustment for Call Premium)

Note: For the purposes of this analysis, Deal Fees were estimated to be $1.5m for all potential purchasers.  However, Rothschild’s fee with respect to Riverside, as set forth in Rothschild’s contract with the Special Committee of the Board of Pyramid, is $.7m. Rothschild’s fee with respect to all other potential purchasers is 1% of the transaction value

[**]  The names of certain parties contained in this exhibit have been replaced with generic references.  Such names have been filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.